Exhibit 99.1

CORPORATE INVESTOR RELATIONS
www.stockvalues.com
206.762.0993
NEWS RELEASE
National Mercantile Bancorp
Contact: Scott Montgomery, CEO
(310) 282-6773

NATIONAL MERCANTILE PREFERRED SHARES MOVE TO BULLETIN BOARD
COMMON SHARES REMAIN ON NASDAQ

November 26, 2004 – Los Angeles, CA –  National Mercantile Bancorp’s Series A Preferred stock (Nasdaq:MBLAP) will begin trading on the OTC Bulletin Board on December 1, 2004.  Nasdaq will continue to list the common shares of National Mercantile Bancorp  (Nasdaq: MBLA) on the SmallCap Market.

“Our Series A Preferred shares are held by so few people it no long qualifies for listing on the Nasdaq market,” said Scott Montgomery, President and CEO.   “With fewer than 100 shareholders and very limited trading the change in marketplace should not greatly impact the liquidity of the preferred shares.

“With this change, we also are considering converting all of the Series A preferred stock to common shares in 2005.  The preferred shares have been above their conversion price for some time, and we have been reporting our earnings per share and our book value per share assuming full conversion. As a result, we believe this change will have no impact whatsoever on the trading of our common shares,” Montgomery noted.

Currently there are 666,273 shares of the Series A Preferred stock outstanding, which are convertible at a ratio of two shares of common stock for each share of preferred stock.

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N.A., members FDIC, with locations in Century City, Encino, Torrance and El Segundo, California. The banks offer a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in trading volume and demand for common and preferred shares of the Company’s stock, the ability of the Company to implement a conversion of its Series A Preferred stock to common shares, interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

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Note: Transmitted on Business Wire on November 26, 2004.